Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-1 MEF) filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated October 12, 2022 (except for Note 1, as to which the date is February 2, 2023), with respect to the financial statements of Mineralys Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-269282) and related prospectus of Mineralys Therapeutics, Inc. for the registration of its common stock.

/s/Ernst & Young LLP

Denver, Colorado
February 9, 2023